Exhibit 99.1

Dream Finders Appoints William W. Weatherford to its Board of Directors

Jacksonville, Fla. – February 3, 2023 — Dream Finders Homes, Inc. (the “Company”, “Dream Finders” or “DFH”) (NYSE: DFH), announced today the appointment of William W. Weatherford to its Board of Directors.

Mr. Weatherford brings more than two decades of governance, financial and risk management expertise to the Dream Finders’ Board. He is currently Managing Partner of Weatherford Capital, which he co-founded in 2015 to build and invest in businesses that positively impact the world. In 2012, prior to the founding of Weatherford Capital, Mr. Weatherford made history as the 84th Speaker of the Florida House of Representatives, becoming the youngest presiding officer of any state legislative chamber in the United States at the time. Mr. Weatherford served in the Florida Legislature from 2006 until 2014 and used his position as Speaker to advocate for social mobility through free enterprise and education reform and focused his tenure on breaking the cycle of generational poverty.

Mr. Weatherford currently serves as Chairman of the University of South Florida’s Board of Trustees. Mr. Weatherford also recently served as Co-Chairman of the Host Committee for Super Bowl LV in Tampa, Florida. In addition to chairing the board at the University of South Florida, Mr. Weatherford currently serves on the boards of TECO Energy, Kitson & Partners, PayIt, SOMA Global, The Florida Council of 100, and The National Council for the American Enterprise Institute.

Patrick Zalupski, President and Chief Executive Officer of Dream Finders commented, “We are pleased to welcome Will to Dream Finders’ Board of Directors. Will’s track record is truly impressive, and his vast experiences and accomplishments will prove to be an integral asset to Dream Finders.”

Will Weatherford added, “I am honored to join the Board of Dream Finders as I believe the Company’s unique foundation and operating model is best demonstrated in challenging macro-economic environments that we are experiencing today. I am looking forward to working alongside Patrick and contributing to the success and growth as the Company continues to deliver long-term value.”

Mr. Weatherford earned his B.S. degree in International Business from the Davis College of Business at Jacksonville University.

About Dream Finders Homes, Inc.

Dream Finders Homes (NYSE: DFH) is a homebuilder based in Jacksonville, FL. Dream Finders Homes builds single-family homes in Florida, Texas, North Carolina, South Carolina, Georgia, Colorado, Virginia, Maryland, and the DC Metro area. Through its mortgage and title joint ventures, DFH also provides mortgage financing and title services to its homebuyers. Dream Finders Homes achieves its industry-leading growth and returns by maintaining an asset-light homebuilding model. For more information, please visit www.dreamfindershomes.com

Investor Contact: investors@dreamfindershomes.com
Media Contact: mediainquiries@dreamfindershomes.com

Anabel Fernandez – Chief Financial Officer
Robert Riva – General Counsel